Exhibit 99.2

RISK FACTORS

In addition to the risk factors included in the Partnership’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, that relate to our business in general, which may be applicable to our acquisition, ownership and operation of the gathering system described in this Form 8-K, the following are additional risk factors specifically relating to the gathering system.

Unless the context requires otherwise, any reference in this Current Report on Form 8-K to “we,” “our” or “us” means Sanchez Production Partners LP and its subsidiaries.

Because all of our revenue relating to the operation of the gathering system is expected to be derived from Sanchez Energy Corporation (“Sanchez Energy”), any development that materially and adversely affects Sanchez Energy’s operations, financial condition or market reputation could have a material and adverse impact on us.

We are substantially dependent on Sanchez Energy as our only current customer for utilization of the gathering system, and we expect to derive a substantial majority of our revenues relating to the gathering system from Sanchez Energy for the foreseeable future.  As a result, any event, whether in our area of operations or otherwise, that adversely affects Sanchez Energy’s production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect our revenues and cash available for distribution.  Accordingly, we are indirectly subject to the business risks of Sanchez Energy, including, among others:

•	the speculative nature of drilling wells;
•	a reduction in or slowing of Sanchez Energy’s development program, which would directly and adversely impact demand for our gathering and processing services;
•	a decline in natural gas, NGLs and oil prices, which have recently been extremely volatile and have declined rapidly;
•	the availability of capital on an economic basis to fund Sanchez Energy’s exploration and development activities;
•	Sanchez Energy’s ability to replace reserves;
•	Sanchez Energy’s drilling and operating risks, including potential environmental liabilities;
•	Sanchez Energy’s ability to finance its operations and development activities;
•	transportation capacity constraints and interruptions;
•	adverse effects of governmental and environmental regulation; and
•	losses from pending or future litigation.

In addition, recent lower oil, natural gas and NGL prices have caused and may further cause Sanchez Energy to record ceiling limitation impairments, which would adversely affect its future business and development.  Sanchez Energy utilizes the full cost method of accounting to account for its oil and natural gas exploration and development activities.  Under this method of accounting, the company is required on a quarterly basis to determine whether the book value of its oil and natural gas properties (excluding unevaluated properties) is less than or equal to the “ceiling,” based upon the expected after-tax present value (discounted at 10%) of the future net cash flows from the proved reserves.  Any excess of the net book value of the oil and natural gas properties over the ceiling must be recognized as a non-cash impairment expense.  Sanchez Energy recorded a full cost ceiling test impairment before income taxes of approximately $441.5 million for the three months ended March 31, 2015 and approximately $213.8 million for the year ended December 31, 2014.  Based on the expectation that the current decline in average prices will continue during 2015, Sanchez Energy could incur additional non-cash impairments to its full cost pool in 2015.  These impairments along with a substantial and sustained decline in oil and natural gas prices may materially and adversely affect its future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

We are subject to the risk of non-payment or non-performance by Sanchez Energy, including with respect to our gathering and processing agreement.  We cannot predict the extent to which Sanchez Energy’s business would be impacted if conditions in the energy industry were to deteriorate, nor can we estimate the impact such conditions would have on Sanchez Energy’s ability to execute its drilling and development program or perform under our gathering and processing agreement.  Any material non-payment or non-performance by Sanchez Energy would reduce our ability to make distributions to our unitholders.

In addition, due to our relationship with Sanchez Energy, our ability to access the capital markets, or the pricing or other terms of any capital markets transactions, may be adversely affected by any impairment to Sanchez Energy’s financial condition or adverse changes in its credit ratings.

Any material limitation on our ability to access capital as a result of such adverse changes at Sanchez Energy could limit our ability to obtain future financing under favorable terms, or at all, or could result in increased financing costs in the future.  Similarly, material adverse changes at Sanchez Energy could negatively impact our unit price, limiting our ability to raise capital through equity issuances or debt financing, or could negatively affect our ability to engage in, expand or pursue our business activities, and could also prevent us from engaging in certain transactions that might otherwise be considered beneficial to us.

Because of the natural decline in production from existing wells, our success depends, in part, on Sanchez Energy’s ability to replace declining production.  Any decrease in volumes of natural gas, NGLs and oil that Sanchez Energy produces or any decrease in the number of wells that Sanchez Energy completes could adversely affect our business and operating results.

The volumes that support the gathering system depend on the level of production from wells connected to the gathering system, which may be less than expected and will naturally decline over time.  To the extent Sanchez Energy reduces its activity or otherwise ceases to drill and complete wells, revenues for our gathering and processing services will be directly and adversely affected.  In addition, volumes from completed wells will naturally decline and our cash flows associated with these wells will also decline over time.  In order to maintain or increase throughput levels on the gathering system, we must obtain new sources of natural gas, NGLs and oil from Sanchez Energy or other third parties.  The primary factors affecting our ability to obtain additional sources of natural gas, NGLs and oil include (i) the success of Sanchez Energy’s drilling activity in our areas of operation, (ii) Sanchez Energy’s acquisition of additional acreage and (iii) our ability to obtain additional dedications of acreage from Sanchez Energy or new dedications of acreage from other third parties.

We have no control over Sanchez Energy’s or other producers’ levels of development and completion activity in our areas of operation, the amount of reserves associated with wells connected to the gathering system or the rate at which production from a well declines.  We have no control over Sanchez Energy or other producers or their development plan decisions, which are affected by, among other things:

•	the availability and cost of capital;
•	prevailing and projected prices for natural gas, NGLs and oil;

•	demand for natural gas, NGLs and oil;
•	levels of reserves;
•	geologic considerations;
•	environmental or other governmental regulations, including the availability and maintenance of drilling permits and the regulation of hydraulic fracturing; and
•	the costs of producing natural gas, NGLs and oil and the availability and costs of drilling rigs and other equipment.

Under the terms of Sanchez Energy’s Catarina lease, Sanchez Energy is subject to annual drilling and development requirements.  For example, a the present time, the lease requires Sanchez Energy to drill 50 wells per year.  If Sanchez Energy fails to meet this minimum drilling commitment, Sanchez Energy would forfeit its acreage under the lease not held by production.  Such a forfeiture could impact Sanchez Energy’s ability to develop additional acreage and replace declining production.

Fluctuations in energy prices can also greatly affect the development of reserves.  Sanchez Energy could elect to reduce its drilling and completion activity if commodity prices decrease.  Declines in commodity prices could have a negative impact on Sanchez Energy’s development and production activity, and if sustained, could lead to a material decrease in such activity.  Sustained reductions in development or production activity in our areas of operation could lead to reduced utilization of our services.

Due to these and other factors, even if reserves are known to exist in areas served by the gathering system, Sanchez Energy and other producers may choose not to develop, or be prohibited from developing, those reserves.  If reductions in development activity result in our inability to maintain the current levels of throughput on the gathering system, those reductions could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

Our gas gathering and processing agreement with Sanchez Energy contains provisions that can reduce the cash flow stability that the agreement was designed to achieve.

Our gas gathering and processing agreement with Sanchez Energy is designed to generate stable cash flows for us over the life of the minimum volume commitment contract term while also minimizing direct commodity price risk.  Under the minimum volume commitment, subject to certain adjustments, Sanchez Energy has agreed to ship a minimum volume of natural gas, NGLs and oil on the gathering system or, in some cases, to pay a minimum monetary amount, over certain periods during the term of the minimum volume commitment, which is the first five years of the 15-year term of the gathering and processing agreement.  In addition, the gas gathering and processing agreement also includes a minimum quarterly quantity, which is a total amount of natural gas, NGLs and oil that Sanchez Energy must flow on the gathering system (or an equivalent monetary amount) each quarter during the minimum volume commitment term.  If Sanchez Energy’s actual throughput volumes are less than its minimum volume commitment for the applicable period, it must extend the minimum volume commitment term on a nominal volume basis, but to no longer than the original five years (subject to certain exceptions), or, in some cases, make a shortfall payment to us at the end of that contract quarter, as applicable.  The amount of the shortfall payment is based on the difference between the actual throughput volume shipped, processed or offset through an extension of the minimum volume commitment term for the applicable period and the minimum volume commitment for the applicable period, multiplied by the applicable fee.  To the extent that Sanchez Energy’s actual throughput volumes are above its minimum volume commitment for the applicable period, the gas gathering and processing agreement contains provisions that allow Sanchez Energy to use the excess volumes as a credit to shorten the minimum volume commitment term, but to no less than four years.

Under certain circumstances, it is possible that the combined effect of the minimum volume commitment provisions could result in our receiving no revenues or cash flows from Sanchez Energy in a given period.  In the most extreme circumstances:

•	we could incur operating expenses with no corresponding revenues from Sanchez Energy; or
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Sanchez Energy could cease shipping throughput volumes at a time when its aggregate minimum volume commitment has been satisfied with previous throughput volume shipments, which could be in as early as four years.

If either of these circumstances were to occur, it would have a material adverse effect on our results of operations and financial condition and cash flows and our ability to make cash distributions to our unitholders.

We do not intend to obtain independent evaluations of natural gas, NGLs and oil reserves connected to the gathering system on a regular or ongoing basis; therefore, in the future, volumes of natural gas, NGLs and oil on the gathering system could be less than we anticipate.

We have not obtained and do not intend to obtain independent evaluations of the natural gas, NGLs and oil reserves, including those of Sanchez Energy, connected to the gathering system on a regular or ongoing basis.  Moreover, even if we did obtain independent evaluations of the natural gas, NGLs and oil reserves connected to the gathering system, such evaluations may prove to be incorrect.  Crude oil and natural gas reserve engineering requires subjective estimates of underground accumulations of crude oil and natural gas and assumptions concerning future crude oil and natural gas prices, future production levels and operating and development costs.

Accordingly, we may not have accurate estimates of total reserves dedicated to some or all of the gathering system or the anticipated life of such reserves.  If the total reserves or estimated life of the reserves connected to the gathering system are less than we anticipate and we are unable to secure additional sources of natural gas, NGLs and oil, it could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to our unitholders.

Interruptions in operations at the gathering system may adversely affect our operations and cash flows available for distribution to our unitholders.

Our operations depend upon the infrastructure that we have developed, constructed or acquired.  Any significant interruption at any of our gathering, treating or processing facilities, or in our ability to gather, treat or process natural gas, NGLs and oil, would adversely affect our operations and cash flows available for distribution to our unitholders.  Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

•	unscheduled turnarounds or catastrophic events at our physical plants or pipeline facilities;
•	restrictions imposed by governmental authorities or court proceedings;
•	labor difficulties that result in a work stoppage or slowdown;
•	a disruption in the supply of resources necessary to operate the gathering system;
•	damage to our facilities resulting from natural gas, NGLs and oil that do not comply with applicable specifications; and
•	inadequate transportation or market access to support production volumes, including lack of availability of pipeline capacity.

Our right-of-first-offer with Sanchez Energy for midstream assets is subject to risks and uncertainty, and thus may not enhance our ability to grow our business.

Pursuant to the purchase agreement entered into in connection with the acquisition of midstream assets in the Western Catarina area from Sanchez Energy, subject to certain exceptions, Sanchez Energy has agreed to provide us the first right to make an offer to purchase midstream assets that it desires to transfer to any unaffiliated person during the next 15 years.  The acquisition of additional assets in connection with the exercise of our right-of-first-offer will depend upon, among other things, our ability to agree on the price and other terms of the sale, our ability to obtain financing on acceptable terms for the acquisition of such assets and our ability to acquire such assets on the same or better terms than third parties.  We can offer no assurance that we will be able to successfully acquire any assets pursuant to this right.

In addition, Sanchez Energy is under no obligation to accept any offer made by us.  Furthermore, for a variety of reasons, we may decide not to exercise this right when it becomes available.

The gathering system is concentrated in two counties in the Eagle Ford Shale of Texas, making us vulnerable to risks associated with operating in one major geographic area.

All of the gathering system is located in two counties in the Eagle Ford Shale in Texas.  As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, market limitations or interruption of the processing or transportation of natural gas, NGLs or oil.

A shortage of equipment and skilled labor in the Eagle Ford Shale could reduce equipment availability and labor productivity and increase labor and equipment costs, which could have a material adverse effect on our business and results of operations.

Gathering and processing services require special equipment and laborers skilled in multiple disciplines, such as equipment operators, mechanics and engineers, among others.  The increased levels of production in the Eagle Ford Shale may result in a shortage of equipment and skilled labor.  If we experience shortages of necessary equipment or skilled labor in the future, our labor and equipment costs and overall productivity could be materially and adversely affected.  If our equipment or labor prices increase or if we experience materially increased health and benefit costs for employees, our results of operations could be materially and adversely affected.

We may not be able to attract additional third-party volumes, which could limit our ability to grow and would increase our dependence on Sanchez Energy.

Part of our long-term growth strategy includes identifying additional opportunities to offer gathering, processing and transportation services to other third parties.  Our ability to increase throughput on the gathering system and any related revenue from third parties is subject to numerous factors beyond our control, including competition from third parties and the extent to which we have available capacity when requested by third parties.  To the extent that we lack available capacity on the gathering system for third-party volumes, we may not be able to compete effectively with third-party gathering systems for additional volumes.  In addition, some of our competitors for third-party volumes have greater financial resources and access to larger supplies of oil and natural gas than those available to us, which could allow those competitors to price their services more aggressively than us.  Moreover, the underlying lease for the properties on which the gathering system is located restricts the gathering system to the handling of hydrocarbons produced on the properties covered by the lease.

We may not be able to attract material third-party service opportunities.  Our efforts to attract new unaffiliated customers may be adversely affected by (i) our relationship with Sanchez Energy, certain rights that it has under our gathering and processing agreement and the fact that a substantial portion of the capacity of the gathering system will be necessary to service Sanchez Energy’s production and development and completion schedule, (ii) the current nature of the gathering system, (iii) our desire to provide services pursuant to fee-based contracts and (iv) the existence of current and future dedications to other gatherers by potential third-party customers.  As a result, we may not have the capacity or ability to provide services to third parties, or potential third-party customers may prefer to obtain services pursuant to other forms of contractual arrangements under which we would be required to assume direct commodity exposure.

Increased competition from other companies that provide gathering services could have a negative impact on the demand for our services, which could adversely affect our financial results.

Our ability to renew or replace volume of throughput after the expiration of the five-year minimum volume commitment from the gathering and processing agreement with Sanchez Energy at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of our competitors.  The gathering system competes primarily with other natural gas, NGL and oil gathering systems.  Some competitors have greater financial resources than us and may now, or in the future, have access to greater supplies of natural gas, NGLs and oil than we do.  Some of these competitors may expand or construct gathering systems that would create additional competition for the services we provide to Sanchez Energy or other future customers.  In addition, Sanchez Energy or other future customers may develop their own gathering systems instead of using the midstream assets.  Moreover, Sanchez Energy and its affiliates are not limited in their ability to compete with us outside of the dedicated areas.

All of these competitive pressures could make it more difficult for us to retain Sanchez Energy as a customer and/or attract new customers as we seek to expand our business, which could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our unitholders.

If third-party pipelines or other midstream facilities interconnected to the gathering system become partially or fully unavailable, our operating margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

The gathering system connects to other pipelines or facilities owned and operated by unaffiliated third parties.  The continuing operation of third-party pipelines, compressor stations and other midstream facilities is not within our control.  These pipelines, plants and other midstream facilities may become unavailable because of testing, turnarounds, line repair, maintenance, reduced operating pressure, lack of operating capacity, regulatory requirements and curtailments of receipt or deliveries due to insufficient capacity or because of damage from severe weather conditions or other operational issues.  In addition, if the costs to us to access and transport on these third-party pipelines significantly increase, our profitability could be reduced.  If any such increase in costs occurs or if any of these pipelines or other midstream facilities become unable to receive or transport natural gas, NGLs or oil, our operating margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas, NGLs and oil production by Sanchez Energy, which could reduce the throughput on the gathering system and adversely impact our revenues.

A substantial portion of Sanchez Energy’s natural gas, NGLs and oil production is being developed from unconventional sources, such as shale formations.  These reservoirs require hydraulic fracturing completion processes to release the liquids and natural gas from the rock so it can flow through casing to the surface.  Hydraulic fracturing is a well stimulation process that utilizes large volumes of water and sand (or other proppant) combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons.  Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies.  Various studies are currently underway by the U.S.  Environmental Protection Agency, or the EPA, and other federal and state agencies concerning the potential environmental impacts of hydraulic fracturing activities.  For example, the EPA issued an advanced notice of proposed rulemaking under the Toxic Substances Control Act in 2014 requesting comments related to disclosures for hydraulic fracturing chemicals.  At the same time, certain environmental groups have suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process, and legislation has been proposed by some members of the U.S. Congress to provide for such regulation.  We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be.  If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays and process prohibitions that could reduce the volumes of liquids and natural gas that move through the gathering system, which in turn could materially adversely affect our revenues and results of operations.

Sanchez Energy may incur significant liability under, or costs and expenditures to comply with, environmental and worker health and safety regulations, which are complex and subject to frequent change.

As an owner, lessee or operator of gathering pipelines and compressor stations, we are subject to various stringent federal, state and local laws and regulations relating to the discharge of materials into, and protection of, the environment.  Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly response actions.  These laws and regulations may impose numerous obligations that are applicable to our and our customer’s operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our or our customers’ operations, the imposition of specific standards addressing worker protection, and the imposition of substantial liabilities and remedial obligations for pollution or contamination resulting from our and our customer’s operations.  Failure to comply with these laws, regulations and permits may result in joint and several, strict liability and the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations.  Private parties, including the owners of the properties through which the gathering system pass and facilities where wastes resulting from our operations are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance, with environmental laws and regulations or for personal injury or property damage.  We may not be able to recover all or any of these costs from insurance or Sanchez Energy under the gathering and processing agreement.  In addition, we may experience a delay in obtaining or be unable to obtain required permits, which may interrupt our operations and limit our growth and revenues, which in turn could affect our profitability.  There is no assurance that changes in or additions to public policy regarding the protection of the environment will not have a significant impact on our operations and profitability.

The operation of the gathering system also poses risks of environmental liability due to leakage, migration, releases or spills from our operations to surface or subsurface soils, surface water or groundwater.  Certain environmental laws impose strict as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons, or solid wastes have been stored or released.  We may be required to remediate contaminated properties currently or formerly operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken.  In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations.  Moreover, public interest in the protection of the environment has increased dramatically in recent years.  The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability.

We may incur significant costs and liabilities as a result of pipeline integrity management program testing and any related pipeline repair or preventative or remedial measures.

The United States Department of Transportation has adopted regulations requiring pipeline operators to develop integrity management programs for transportation pipelines located where a leak or rupture could do the most harm in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;
•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;
•	improve data collection, integration and analysis;
•	repair and remediate the pipeline as necessary; and
•	implement preventive and mitigating actions.

The Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas.  In September 2013, the Pipelines and Hazardous Materials Safety Administration, or PHMSA, finalized rules consistent with the signed act that increased the maximum administrative civil penalties for violations of the pipeline safety laws and regulations that occur after January 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a related series of violations.  Should our operation of the gathering system fail to comply with DOT or comparable state regulations, we could be subject to substantial penalties and fines.  In addition, in May 2011, PHMSA published a final rule adding reporting obligations and integrity management standards to certain rural low-stress hazardous liquid pipelines that were not previously regulated in such manner.

PHMSA has also published advanced notices of proposed rulemaking to solicit comments on the need for changes to its safety regulations, including whether to extend the integrity management requirements to additional types of facilities pipelines, such as gathering pipelines and related facilities.  In addition, in 2012, PHMSA issued an advisory bulletin providing guidance on the verification of records related to pipeline maximum allowable operating pressure, which could result in additional requirements for the pressure testing of pipelines or the reduction of maximum operating pressures.  The adoption of these and other laws or regulations that apply more comprehensive or stringent safety standards could require us to install new or modified safety controls, pursue new capital projects, or conduct maintenance programs on an accelerated basis, all of which could require us to incur increased operational costs that could be significant.  While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our cash flow.

We do not own all of the land on which the gathering system is located, which could result in disruptions to our operations.

We do not own all of the land on which the gathering system has been constructed, and we are, therefore, subject to the possibility of more onerous terms or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate.  We currently have certain rights to construct and operate our pipelines on land owned by third parties for a specific period of time and may need to obtain other rights in the future from third parties and governmental agencies to continue these operations or expand the gathering system.  Our loss of these rights or inability to obtain additional rights, through our inability to renew or obtain right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

Acquiring the gathering system may not be beneficial to us.

Consummating the gathering system involves potential risks, including:

•	the failure to realize expected profitability, growth or accretion;
•	environmental or regulatory compliance matters or liabilities;
•	the temporary diversion of management’s attention from our existing businesses; and
•	the incurrence of unanticipated liabilities and costs for which indemnification is unavailable or inadequate.

If these risks or other unanticipated liabilities materialize, any desired benefits of the gathering system acquisition may not be fully realized, if at all, and our revenues and results of operations could be negatively impacted.

The amended credit facility has substantial restrictions and financial covenants and requires periodic borrowing base redeterminations.

We depend on the amended credit facility for future capital needs.  The amended credit facility restricts our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations.  We are also required to comply with certain financial covenants and ratios.  Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control, including events and circumstances that may stem from the condition of financial markets and commodity price levels.  Our failure to comply with any of the restrictions and covenants under the amended credit facility could result in an event of default, which could cause all of our existing indebtedness to become immediately due and payable.  Each of the following is also an event of default:

•	failure to pay any principal when due or any interest, fees or other amount prior to the expiration of certain grace periods;
•	a representation or warranty made under the loan documents or in any report or other instrument furnished thereunder is incorrect when made;
•	failure to perform or otherwise comply with the covenants in the amended credit facility or other loan documents, subject, in certain instances, to certain grace periods;
•	any event that permits or causes the acceleration of the indebtedness;
•	bankruptcy or insolvency events involving us or our subsidiaries;
•	certain changes in control as specified in the covenants to the amended credit facility;
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the entry of, and failure to pay, one or more adverse judgments in excess of $2.5 million or one or more non-monetary judgments that could reasonably be expected to have a material adverse effect and for which enforcement proceedings are brought or that are not stayed pending appeal; and

•	specified events relating to our employee benefit plans that could reasonably be expected to result in liabilities in excess of $2.5 million in any year.

The amended credit facility will mature on March 31, 2020.  We may not be able to renew or replace the facility at similar borrowing costs, terms, covenants, restrictions or borrowing base, or with similar debt issue costs.

The amount available for borrowing at any one time under the amended credit facility is limited to the separate borrowing bases associated with our oil and natural gas properties and our midstream assets.  The borrowing base for the credit available for the upstream oil and gas properties will be re-determined semi-annually in the second and fourth quarters of the year, and may be re-determined at our request more frequently and by the lenders, in their sole discretion, based on reserve reports as prepared by petroleum engineers, using, among other things, the oil and natural gas pricing prevailing at such time.  The borrowing base for the credit available for our midstream properties will be equal to the rolling four quarter EBITDA of our midstream operations multiplied by 5.0 initially, 4.75 for the second full quarter after the midstream acquisition and 4.5 thereafter.  Outstanding borrowings in excess of our borrowing base must be repaid or we must pledge other oil and natural gas properties as additional collateral.  We may elect to pay any borrowing base deficiency in three equal monthly installments such that the deficiency is eliminated in a period of three months.  Any increase in our borrowing base must be approved by all of the lenders.

The amended credit facility contains a condition to borrowing and a representation that no material adverse effect has occurred, which includes, among other things, a material adverse change in, or material adverse effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of us and our subsidiaries who are guarantors taken as a whole.  If a material adverse effect were to occur, we would be prohibited from borrowing under the facility and we would be in default under the facility, which could cause all of our existing indebtedness to become immediately due and payable.

We will be required to make substantial capital expenditures to increase our asset base.  If we are unable to obtain needed capital or financing on satisfactory terms, our ability to make cash distributions may be diminished or our financial leverage could increase.

In order to increase our asset base, we will need to make expansion capital expenditures.  If we do not make sufficient or effective expansion capital expenditures, we will be unable to expand our business operations and, as a result, we will be unable to increase our future cash distributions.  To fund our expansion capital expenditures and investment capital expenditures, we will be required to use cash from our operations or incur borrowings.  Such uses of cash from our operations will reduce cash available for distribution to our unitholders.  Alternatively, we may sell additional common units or other securities to fund our capital expenditures.  Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our or Sanchez Energy’s financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control.  Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay distributions to our unitholders.  In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional limited partner interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease our ability to pay distributions at the prevailing distribution rate.  None of our general partner, Sanchez Energy or any of their respective affiliates is committed to providing any direct or indirect support to fund our growth.

If we do not complete expansion projects or make and integrate acquisitions, our future growth may be limited.

A principal focus of our strategy is to increase the quarterly cash distributions that we pay to our unitholders over time.  Our ability to increase our distributions depends on our ability to complete expansion projects and make acquisitions that result in an increase in cash generated.  We may be unable to complete successful, accretive expansion projects or acquisitions for any of the following reasons:

•	an inability to identify attractive expansion projects or acquisition candidates or we are outbid by competitors;
•	an inability to obtain necessary rights-of-way or governmental approvals, including from regulatory agencies;
•	an inability to successfully integrate the businesses that we develop or acquire;
•	an inability to obtain financing for such expansion projects or acquisitions on economically acceptable terms, or at all;
•	incorrect assumptions about volumes, reserves, revenues and costs, including synergies and potential growth; or
•	an inability to secure adequate customer commitments to use the newly developed or acquired facilities.